                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

--------------------------------------------------------------------------------

   2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

   3) Filing Party:

--------------------------------------------------------------------------------

   4) Date Filed:

                                January 16, 1996
--------------------------------------------------------------------------------

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         9444 FARNHAM STREET, SUITE 100
                              SAN DIEGO, CA 92123

                                                                FEBRUARY 1, 1996

DEAR FELLOW SHAREHOLDER:

     By now you may have received a solicitation from Steel Partners II, L.P., a Delaware limited partnership ("Steel"). This dissident group is attempting to take control of your company by removing all of the present members of your Board, without cause, and replacing them with its own hand-picked nominees. For the reasons set forth below, your Board urges you to reject Steel's solicitation. Do not sign any proxy card Steel sends to you!

     Steel is attempting to take complete control of MICA without making a bona fide offer for the Company or offering to pay you a premium for gaining control. You are urged to reject Steel's efforts by completing, signing, dating and mailing today your GREEN proxy card. Your vote is important to the Company and the future of your investment, so please act at once.

             YOUR BOARD HAS A SUCCESSFUL TRACK RECORD IN ENHANCING
                               SHAREHOLDER VALUE

       - THE BOARD'S TRACK RECORD SPEAKS FOR ITSELF. Since the fourth quarter of 1994 -- when CEO Robert Muehlberg reorganized the Board -- the value of your stock has increased from $3.75 per share(1) to $9.00 per share(2). AN INVESTMENT OF $100 MADE IN MICA STOCK AT THE TIME CURRENT MANAGEMENT TOOK CHARGE WOULD BE WORTH $240 TODAY -- AN INCREASE OF 140%. This increase in your company's share price, in our view, reflects the improvement in our earnings, the investment community's belief in MICA's future, and confidence in your new management team.

                COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN*

                                 MEDICAL
                                 IMAGING
                                CENTERS OF                    DOW JONES      DOW JONES
     MEASUREMENT PERIOD          AMERICA,                    EQUITY MAR-    HEALTH CARE    NASDAQ STOCK
   (FISCAL YEAR COVERED)           INC.        PEER GROUP        KET         PROVIDERS      MARKET-US
12/94                                   100            100            100            100            100
3/95                                    126            102            110            114            109
6/95                                    209            139            120            102            125
9/95                                    174            151            130            116            140
12/95                                   219            161            138            129            141

*The graph and table set forth above assume $100 was invested on December 31, 1994, in each of the Company's Common Stock, the Dow Jones Equity Market Index, the Dow Jones Health Care Providers Index, the Nasdaq Stock Market-U.S. Index and the Peer Group, and that all dividends were re-invested. The Peer Group (and their stock symbols) are: Alliance Imaging, Inc. (SCAN), American Health Services Corp. (AHTS), American Shared Hospital Services (AMS), Health Images, Inc. (HII), and Medical Diagnostics, Inc. (MDIY). This data was furnished by Research Data Group.

---------------

  (1) Closing price on December 31, 1994, after giving effect to the one-for-five reverse stock split which occurred in 1995.

  (2) Closing price on February 1, 1996.

       - IN THE FIRST NINE MONTHS OF 1995, THE COMPANY EARNED $1.6 MILLION FROM OPERATIONS. Further, shareholders' equity increased in 1995 by more than $5 million. We think you will agree that this is solid evidence that the Board assembled under Mr. Muehlberg's leadership is succeeding in its efforts to maximize value for all of MICA's shareholders.

                 STEEL'S PROGRAM IS CONTRARY TO YOUR INTERESTS

       - WHY SHOULD STEEL, A MINORITY SHAREHOLDER WITHOUT ANY EXPERIENCE WHATSOEVER IN THE DIAGNOSTIC IMAGING INDUSTRY, BE GIVEN 100 PERCENT CONTROL OF YOUR BOARD OF DIRECTORS AND THE ABILITY TO SPEAK (AND ACT) FOR ALL SHAREHOLDERS? Your Board offered Steel substantial representation on the Board. Steel was offered two seats on a seven person Board or 29% of its membership, far in excess of Steel's then 19.7% ownership of the Company's Common Stock3. Steel rejected this offer and instead is seeking control of your entire Board. AND, IF STEEL IS SUCCESSFUL, IT WANTS ALL MICA SHAREHOLDERS TO PAY FOR THIS COSTLY FIGHT. STEEL HAS NOW DISCLOSED THAT IF IT GAINS CONTROL OF THE BOARD, IT INTENDS TO SEEK REIMBURSEMENT FROM THE COMPANY FOR ITS PROXY SOLICITATION EXPENSES.

       - STEEL HAS STATED THAT ITS NOMINEES INTEND TO RESCIND THE SHAREHOLDER RIGHTS PLAN (THE "RIGHTS PLAN") ADOPTED BY THE BOARD IN 1991. The Rights Plan was adopted to deter coercive or unfair takeover action and to protect the shareholders against unsolicited attempts to acquire control of your company that do not offer shareholders the full value of their investment, (i.e., attempts which fail to pay any "control premium" to the Company's shareholders). REMEMBER, ANY RECISION OF THE RIGHTS PLAN WOULD PERMIT STEEL TO ACQUIRE ADDITIONAL SHARES OF COMMON STOCK WITHOUT BOARD APPROVAL AND WOULD THEREBY ALLOW STEEL TO ACQUIRE EFFECTIVE CONTROL OF YOUR COMPANY WITHOUT PAYING A "CONTROL PREMIUM" TO YOU AND ALL OTHER SHAREHOLDERS.

                         TAKE A LOOK AT STEEL'S HISTORY

       - STEEL HAS A HISTORY OF ACQUIRING AN INTEREST IN SMALL, PUBLICLY-HELD COMPANIES AND THREATENING TO WREST CONTROL OF THE BOARDS OF DIRECTORS IF ITS DEMANDS ARE NOT MET, OFTEN ATTRACTING LAWSUITS FOR SECURITIES LAW VIOLATIONS ALONG THE WAY. Among the other companies Steel and its affiliates have threatened since 1991 are Kinark Corp., Park-Ohio Industries, Inc., Esquire Radio and Electronics, Inc., Gateway Communications, Inc., Parallan Computer, Inc., P&F Industries, Inc., Regency Equities Corp., Synercom Technology, Inc., and AutoInfo Inc. Ask yourself if Steel's interests are the same as yours. Do you want its nominees as directors of your company?

                    DON'T BE FOOLED BY STEEL'S MUDDLED FACTS

       - DON'T BE MISLED BY STEEL AND ITS TACTICS BUT TAKE A CLOSE LOOK AT THE FACTS. Steel asks you to consider the Board's track record from 1989 through 1994. Is it fair to hold the current Board responsible for the Company's performance before it was elected? In our view, Steel is attempting to muddle the facts in its effort to take control of your Company. INSTEAD, YOU SHOULD LOOK AT THE COMPANY'S PERFORMANCE SINCE YOUR CURRENT BOARD TOOK CONTROL -- A PERIOD IN WHICH THE COMPANY HAS RETURNED TO PROFITABILITY AND THE PRICE OF YOUR STOCK HAS RISEN 140% TO REFLECT THIS IMPROVED PERFORMANCE.

---------------

 (3) Steel's ownership as of the record date, January 17, 1996, was 18.4%.

                          DON'T ELECT STEEL'S NOMINEES

       - THE ELECTION OF STEEL'S NOMINEES WILL HAVE OTHER SERIOUS
         CONSEQUENCES -- IT WILL OBLIGATE THE COMPANY TO OFFER TO PREPAY $8.2 MILLION IN CONVERTIBLE SUBORDINATED DEBENTURE DEBT. If the Company is forced to use substantially all of its cash for such a prepayment, its ability to effect certain business combinations and pursue attractive value-enhancing transactions may be severely limited.

       - YOUR BOARD HAS PLANS FOR THE COMPANY WHICH ARE INTENDED TO BENEFIT ALL SHAREHOLDERS, NOT JUST STEEL. Options being considered by the current Board include expansion of the Company's regional presence in existing Diagnostic Medical Center markets through business combinations that would positively impact operating results, redemptions of Common Stock and the refinancing of existing debt. YOUR BOARD, WHICH BENEFICIALLY OWNS 7% OF THE COMPANY'S COMMON STOCK, HAS OVER 60 YEARS OF COMBINED EXPERIENCE IN THE DIAGNOSTIC IMAGING INDUSTRY AND IS IN THE BEST POSITION TO ENHANCE SHAREHOLDER VALUE.

YOUR CURRENT BOARD OF DIRECTORS HAS A FIDUCIARY RESPONSIBILITY TO ALL OF THE COMPANY'S SHAREHOLDERS. STEEL HAS NO SUCH RESPONSIBILITY. IT ONLY HAS A RESPONSIBILITY TO ITS OWN INVESTORS AND ITSELF.

                 REJECT STEEL'S EFFORTS TO TAKE CONTROL OF MICA

                        VOTE YOUR GREEN PROXY CARD TODAY

     Your Board urges you not to sign any proxy card sent to you by Steel -- not even as a vote of protest, as this will cancel any card previously executed to support your Directors. Your Board urges you to vote against the Steel proposals. To support your Board, please complete, sign, date and mail today your green proxy card, in what your Board believes to be your own best interest. Your vote is important, so please act at once.

     You have our assurance that we will continue to act in the best interests of all shareholders. On behalf of your Board of Directors, thank you for your support.

Sincerely,

/s/ ROBERT S. MUEHLBERG
-------------------------
Robert S. Muehlberg
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

 IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES PLEASE CONTACT:

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         9444 FARNHAM STREET, SUITE 100
                              SAN DIEGO, CA 92123
                            TOLL FREE (800) 762-5863

                                       OR

                             D.F. KING & CO., INC.
                                77 WATER STREET
                               NEW YORK, NY 10005
                            (212) 269-5550 (COLLECT)
                                       OR
                         CALL TOLL FREE (800) 326-3066
--------------------------------------------------------------------------------